UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2013

Chemtura Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-15339 (Commission file number)	52-2183153 (IRS employer identification number)

1818 Market Street, Suite 3700, Philadelphia, Pennsylvania 199 Benson Road, Middlebury, Connecticut (Address of principal executive offices)		19103 06749 (Zip Code)

(203) 573-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

Chemtura Corporation (“Chemtura” or the “Company”) previously announced that on January 25, 2013, it had entered into an Amended and Restated Asset Purchase and Contribution Agreement (“APCA”) with SK Blue Holdings, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“SK”), and Addivant USA Holdings Corp., a Delaware corporation (“Addivant”), to sell substantially all the assets of the Company’s antioxidant and UV stabilizers business. SK and Addivant are affiliates of SK Capital Partners III, L.P., a Delaware limited partnership (the “AO/UV Business”).

On April 30, 2013, pursuant to the terms of the APCA, Chemtura completed the sale of its AO/UV Business to SK and Addivant for cash consideration of $97 million, $9 million in preferred stock issued by Addivant and the assumption by SK and Addivant of pension, environmental and other liabilities totaling approximately $94 million. The purchase price is subject to a post-closing net working capital adjustment.

The AO/UV Business has been presented in our financial statements included in our periodic reports as discontinued operations. The Company will account for the sale of the AO/UV Business in its second quarter of 2013 financial statements and anticipates recording a non-cash loss primarily related to the release of currency translation adjustments and accumulated other comprehensive income related to the transfer of the pension obligations, among other items.

The foregoing description is qualified in its entirety by reference to the full text of the APCA, which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated January 28, 2013.

On May 1, 2013, Chemtura issued a press release announcing the closing of the transaction. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Exhibit Description

99.1	Press Release issued by Chemtura, dated May 1, 2013

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chemtura Corporation
(Registrant)

By:	/s/ Billie S. Flaherty
Name:	Billie S. Flaherty
Title:	SVP, General Counsel & Secretary

Date:	May 1, 2013

Exhibit Index

Exhibit Number	Exhibit Description

99.1	Press Release issued by Chemtura, dated May 1, 2013